EXHIBIT 99.1

FOR IMMEDIATE RELEASE
TUESDAY, APRIL 23, 2002

HOTEL RESERVATIONS NETWORK: $0.30 ADJUSTED EPS IN Q1, 2002
Strong Momentum for hotels.com Brand

DALLAS, TX, April 23, 2002 — Hotel Reservations Network (NASDAQ: ROOM) (HRN), the largest specialized provider of discount lodging worldwide, today announced record revenue, adjusted EBITDA, and adjusted EPS for the 1st quarter of 2002.

1st Quarter 2002 Highlights:

•	Adjusted EPS, diluted: $0.30 vs. $0.20, up 48.0%

•	Revenue: $165.7 mm vs. $105.3 mm, up 57.4%

•	Adjusted EBITDA: $25.8 mm vs. $15.8 mm, up 63.0%

•	hotels.com is producing 7 - 10% of total daily bookings since March 25th launch

•	Room nights sold: 1.41 million vs. 799,000, up 76.2%

•	61% increase in markets, 96% increase in properties

•	Over 6,000 lodging properties under net rate contracts, worldwide

Financial Data[1]	3 Months Ended:
			%
($ Millions, except EPS and share data)	3/31/02	3/31/01	Change

Revenue	165.7	105.3	57.4%
Gross Profit	52.3	31.6	65.7%
Adjusted EBITDA	25.8	15.8	63.0%
Adjusted Net Income	17.4	11.4	52.8%
Adjusted EPS, Diluted	$0.30	$0.20	48.0%
Net Income[1]	12.9	1.8	600.7%
Earnings Per Share, Diluted[1]	$0.22	$0.03	578.5%
Wgtd. Avg. Shares O/S, Diluted	58,445,000	56,595,000	3.3%
Other Data
Room Nights Sold (net of cancellations)[2]	1,408,000	799,000	76.2%
Average Daily Rate[2]	$115.70	$124.35	-7.0%
Markets Served[2]	218	135	61.5%
US markets[2]	146	100	46.0%
International markets[2]	72	35	105.7%
Properties Under Contract[2]	6,058	3,084	96.4%
Affiliates	25,755	18,649	38.1%

[1] Refer to Note 4 to Condensed Statement of Operations

[2] Pertains to net rate lodging contracts only

For the 1st quarter ended March 31, 2002, HRN increased its net revenue by 57.4% to $165.7 million from $105.3 million a year earlier. Adjusted EBITDA (defined as income from operations plus non-cash marketing and distribution expense, amortization of goodwill, and depreciation and other amortization) increased 63.0% to $25.8 million from $15.8 million, while Adjusted Net Income (which excludes all non-cash expenses including depreciation and amortization, amortization of goodwill, non-cash marketing and distribution expenses, and the related tax effects of these non-cash items) increased 52.8% to $17.4 million from $11.4 million. Adjusted EPS, diluted, increased by 48.0% to $0.30 from $0.20.

In 2002, HRN adopted Statement of Financial Accounting Standard 142, “Goodwill and Other Intangible Assets” (FAS 142), which precludes amortization of goodwill. Therefore, the pretax income, net income and earnings per share for 2001 are not directly comparable to 2002 because of the non-amortization of goodwill and the related tax effect.

hotels.com Launched on March 25th

“The 1st quarter of 2002 marked the beginning of a new era for Hotel Reservations Network,” said David Litman, chairman and chief executive officer of HRN. “On March 25th we launched our major new brand and website, hotels.com. This is being supported by a multi-million dollar national advertising and public relations campaign. Based on the first 30 days of data, the results are quite encouraging. Visits to hotels.com have surged in response to our advertising and public relations campaign, and bookings are growing at a healthy pace. Since the launch, hotels.com is already producing 7-10% of our total daily bookings. It appears that most of the business coming from hotels.com is truly incremental business for HRN.”

“The launch of hotels.com was not the only exciting event of the quarter,” Mr. Litman continued. “On January 9th we set a new daily booking record of over $2.5 million, and then topped that with over $3.0 million on February 27th. Our 76% growth in room nights sold during the quarter was very strong, and this broad-based increase came both through our direct distribution channels and our affiliate channels. While the overall lodging industry is still coming back slowly from the effects of 9/11, it appears that the shift from offline to online travel and lodging bookings is continuing at a strong pace, and we are clearly seeing this in our numbers. We also expect that our average daily rate will continue to increase steadily throughout the year, which should have a positive impact on our revenues and profits.”

He added, “We saw strong growth from many of our affiliates during the quarter, including existing partners such as Cheap Tickets, WorldRes and Travelocity. We continued to integrate more fully with major portal partners such as AOL and Yahoo! Also, nearly 2,000 new partners joined our affiliate program, including companies such as Spirit Airlines, Worldspan, and Atlanta.com. Last, but certainly not least, TravelNow turned in another outstanding quarter as it completed its first full year as an HRN subsidiary.”

Bob Diener, president of HRN, added, “Another highlight of the first quarter was the dramatic increase in the number of hotel and lodging partners that chose to work with HRN. During the quarter, we entered into approximately 1,500 additional supply contracts with new hotel and lodging suppliers worldwide. At the beginning of 2000 we had only 1,500 properties under contract, so HRN added as many new hotels in the past 90 days as in our first 9 years in business.”

“Furthermore,” he continued, “we continued to broaden the geographic diversity of our product line. We now have lodging supply agreements in 218 worldwide markets, including 146 U.S. markets and 72 international markets. In the first quarter we added 40 new markets, including 17 new international markets — such as Calgary, Stockholm, Oslo, Helsinki and the French Riviera — as well as 23 new domestic markets, including Monterey, Laughlin, Newark, Des Moines, Little Rock, and Greensboro.”

Mr. Diener added, “We believe that these statistics underscore the fact that thousands of hotel and lodging suppliers around the world acknowledge that HRN is a very key, cost-effective and growing distribution partner. They clearly value our ability to market to millions of leisure travelers around the world through the incredible power of the Internet. HRN has become a mainstream distribution platform for the worldwide lodging industry.”

Financial Trends

On January 28, 2002 HRN publicly released its 2002 budget for revenue, adjusted EBITDA and adjusted EPS. Based upon the actual results achieved in the first quarter, and also based upon current business trends and the company’s current plans for the remainder of 2002, HRN is trending towards exceeding its budgeted 2002 revenues by 8%, its budgeted 2002 adjusted EBITDA by 15%, and its budgeted 2002 adjusted EPS by 11%. These figures do not include the impact of future acquisitions, if any.

Conference Call

HRN management will host a live conference call today at 11:00 am Eastern Time. The conference call will be webcast live on the Investor Relations section of the company’s web site at www.hotels.com. To listen to the call, log on to the company’s website at least 15 minutes early to register, download and install any necessary audio software. The call will also be available via telephone by dialing (203) 748-8962, access code HOTEL. An audio archive of the conference call may be accessed at the company’s website, and will be available by phone for two days after the conference call by dialing (203) 830-6833 and entering access code HOTEL.

Hotel Reservations Network (NASDAQ: ROOM), (HRN) a majority-owned subsidiary of USA Networks, Inc.’s (NASDAQ: USAI) Interactive Group, is the largest specialized provider of discount lodging worldwide, providing service through its own Web sites (including www.hotels.com and others), more than 25,000 affiliated Web sites, and three toll-free call centers (1-800-2-HOTEL). HRN provides travelers with a one-stop shopping source for hotel pricing, amenities and availability. The company also specializes in providing travelers with accommodations for sold-out periods.

This news release contains “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. The company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the company’s anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described under the section “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2001 (which is available upon request from the company or on the company’s website, www.hotels.com, under the heading “Investor Relations”) may affect the future results of the company and cause those results to differ materially from those expressed in the forward-looking statements; material adverse changes in the economic conditions in the company’s markets; future regulatory actions and conditions in the company’s operating areas; competition from others; product demand and market acceptance; the ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms; and the ability to obtain and retain key executives and employees. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason.

GENERAL and ANALYST INQUIRIES	MEDIA INQUIRIES

Molly Branch Director of Investor Relations Hotel Reservations Network 214-361-7311, ext. 1331 mbranch@hotels.com	Lois Fuhr Fuhr & Associates 206-236-0606 lfuhr@fuhrassoc.com

-FINANCIAL TABLES FOLLOW-

Hotel Reservations Network, Inc.
Condensed Statement of Income
(Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended March 31,

	2002	2001

Revenues	$165,712	$105,286
Cost of revenues	113,397	73,714

Gross profit	52,315	31,572
Operating expenses:
Selling general & administrative	26,521	15,750
Non-cash marketing and distribution expenses (3)	6,072	3,931
Amortization of goodwill (4)	—	11,000
Depreciation and other amortization	954	296

Total operating expenses	33,547	30,977

Income from operations	18,768	595
Interest & other income, net	1,131	2,657

Income before income tax	19,899	3,252
Provision for income tax	6,965	1,406

Net Income	$12,934	$1,846

Net income per share (basic)	$0.22	$0.03

Net income per share (diluted)	$0.22	$0.03

Weighted average shares outstanding (basic)	57,531	55,404

Weighted average shares outstanding (diluted)	58,445	56,595

Adjusted EBITDA (1)	$25,794	$15,822

Adjusted income excluding certain Non-Cash charges (2):
Income before income tax	$19,899	$3,252
Adjustment for non-cash and non-recurring expenses:
Depreciation & Amortization	954	296
Amortization of goodwill (4)	—	11,000
Non-cash marketing and distribution expenses (3)	6,072	3,931

Total non-cash expenses	7,026	15,227

Adjusted pre-tax income before non-cash expense	26,925	18,479

Provision for income tax	9,558	7,114

Adjusted net income (2)	$17,367	$11,365

Adjusted EPS Excluding Certain Non-Cash Charges (basic) (2)	$0.30	$0.21

Adjusted EPS Excluding Certain Non-Cash Charges (diluted) (2)	$0.30	$0.20

Weighted average shares outstanding (basic)	57,531	55,404

Weighted average shares outstanding (diluted)	58,445	56,595

Notes:

(1)	Adjusted EBITDA is defined as income from operations plus non-cash marketing and distribution expenses, amortization of goodwill, and depreciation and other amortization.

(2)	Adjusted Net Income and Adjusted EPS information is presented for informational purposes only and should not be considered as a substitute for the historical financial information presented in accordance with generally accepted accounting principles.

(3)	Non-cash marketing and distribution expense includes amortization of warrants issued to affiliates, and non-cash marketing expense of $0.9 million related to television advertising on USA Networks.

(4)	In 2002, the Company adopted FAS 142 which precludes amortization of goodwill. Therefore, the pretax income, net income, and earnings per share for 2001 are not directly comparable to 2002 because of the non-amortization of goodwill and the related tax effect.

Hotel Reservations Network, Inc.
Selected Balance Sheet Data
(Unaudited)
(In thousands)

	March 31,	March 31,
	2002	2001

Cash & cash equivalents	$78,592	$104,200
Short-term investments held for sale	223,547	78,704
Fixed assets, net	10,629	5,653
Accounts payable	66,831	49,332
Deferred revenue	82,582	57,657